Exhibit 99.1

Islet Sciences Enters Into Exclusive License Agreement for Phase 2 SGLT2 Inhibitor Remogliflozin Etabonate

RALEIGH, North Carolina March, 3 2015 - Islet Sciences, Inc. (OTCQB: ISLT), a biopharmaceutical company developing new medicines and technologies for the treatment of metabolic disease, announced today that it has entered into a license agreement with Brighthaven Ventures, LLC (“BHV”) for exclusive rights to develop and commercialize SGLT2 inhibitor remogliflozin etabonate (“remogliflozin”). Remogliflozin is in phase 2b development for type 2 diabetes and non-alcoholic steatohepatitis (“NASH”).

Upon effectiveness of the agreement, Islet Sciences will be granted exclusive rights to remogliflozin in the global territory outside of Japan, Korea, Taiwan, China, and Latin America. In addition to an upfront fee of $5 million, Islet is required to pay up to $35.1 million pre-regulatory approval and up to $76.75 million post-regulatory approval if certain development, regulatory and commercial milestones are successfully achieved. Royalties under the license agreement are due on net sales in the territory during the term of the agreement. The exclusive license will only become effective upon Islet raising a minimum of $10 million and paying BHV the upfront fee by May 31, 2015.

On September 30, 2014, Islet entered into a merger agreement with BHV with the parent company to be named Avogenx. Concurrent with entering into the exclusive license agreement, the previously executed merger agreement has been terminated. As a result of the termination of the merger agreement, Avogenx is submitting a request to the Securities and Exchange Commission to withdraw its previously filed Form S-4 registration statement related to the merger.

“Islet is excited to assume responsibility for the global development plan for remogliflozin,” said Islet CEO James Green. “With the significant unmet need for both NASH and diabetes, Islet is very encouraged by the data suggesting remogliflozin can emerge as the most positively differentiated SGLT2 inhibitor with improvements in efficacy and common side effects of SGLT2 inhibition, namely LDL cholesterol and fungal infections, compared to other molecules in the class.”

“BHV is excited to enter into this exclusive license agreement, which we believe will accelerate the development and commercialization of remogliflozin,” said BHV CEO Dr. Bentley Cheatham. “We look forward to partnering with Islet to deliver an exciting new alternative for patients suffering from diabetes and NASH”

About Remogliflozin
Remogliflozin is a selective SGLT2 inhibitor in phase 2b clinical development for type 2 diabetes and NASH. Remogliflozin has been dosed in over 800 people in more than twenty clinical trials. In twelve-week phase 2b clinical studies, remogliflozin demonstrated HbA1c lowering greater than 1% with no significant adverse events and low incidence rates of genitourinary infections, a common side effect associated with SGLT2 inhibitors. Remogliflozin also demonstrated strong postprandial glucose disposal and improvements in both insulin sensitivity and beta cell function. In patients with impaired renal function, remogliflozin showed little plasma accumulation relative to patients with normal renal function and, therefore, no dose adjustment is expected for this large (>35%) segment of the diabetic population. The review by a central IRB and the U.S. Food and Drug Administration of the protocol for a phase 2b clinical study of remogliflozin was conducted in late 2014. Clinical site selection is underway with initial dosing expected to commence Q2 of 2015. The study is designed as a 12-week double blind, placebo controlled, and dose-ranging study of remogliflozin in type 2 diabetics.

About Islet Sciences
Islet Sciences, Inc., a biopharmaceutical company based in Raleigh, NC, is developing new medicines and technologies for the treatment of metabolic disease. In addition to remogliflozin, the Company’s pipeline includes immune-modulating small molecule IL-12 antagonists targeting beta-cell preservation and inflammation, a cell-based transplantation therapy for insulin-dependent diabetes, and a PCR-based molecular diagnostic measuring beta-cell loss for the diagnosis of type 1 diabetes or onset of insulin-dependent type 2 diabetes. For more information, please visit http://www.isletsciences.com.

About BHV Pharmaceuticals
BHV, a Research Triangle Park-based clinical-stage drug development company, is focused on developing therapeutics for the treatment of diseases such as diabetes, obesity, and NASH.

Forward-Looking Statements
This press release contains forward-looking statements.  Forward-looking statements reflect current expectations as of the date of this press release and involve certain risks and uncertainties.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, and such forward-looking statements are not predictions of future events.  Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the Company’s ability to raise the minimum $10 million of funding required by the license agreement, the failure of the license agreement to become effective by May 31, 2015, the Company’s ability to develop and commercialize remogliflozin, and the other risks described in Islet Science, Inc.'s reports filed with the Securities and Exchange Commission.  The development and commercialization of remogliflozin is highly dependent on future medical and research developments and market acceptance, which are outside of Islet’s and BHV’s control.

Contact:
Steve Delmar, Chief Financial Officer
Islet Sciences, Inc.
6601 Six Forks Rd, Suite 140
Raleigh, NC 27615
919.480.1518
info@isletsciences.com